Exhibit 99.1

NEWS RELEASE

55 Nod Road
Avon, CT 06001
www.MagellanHealth.com

For Immediate Release

Investor Contact:	Renie Shapiro
877-645-6464

Media Contact:	Mike Fleming
410-953-2408

MAGELLAN HEALTH SERVICES REPORTS

FOURTH QUARTER AND FULL YEAR 2009 FINANCIAL RESULTS

AVON, Conn. — February 26, 2010 — Magellan Health Services, Inc. (Nasdaq: MGLN) today reported net revenue of $2.64 billion, net income of $106.7 million, or $3.01 per diluted common share, and segment profit of $227.2 million for the year ended December 31, 2009.

The Company’s segment profit, representing income from continuing operations before stock compensation expense, depreciation and amortization, interest expense, interest income, gain on sale of assets, special charges or benefits, and income taxes, increased $7.6 million over the segment profit of $219.6 million in the prior year.  For the year ended December 31, 2008, net revenue was $2.63 billion and net income was $86.2 million, or $2.16 per diluted common share.

For the fourth quarter of 2009, the Company reported net revenue of $718.9 million, compared with $661.8 million in the prior year fourth quarter. Net income in the quarter was $43.7 million, or $1.25 per diluted common share, compared with $23.6 million, or $0.61 per diluted common share, in the fourth quarter of 2008. Segment profit for the fourth quarter was $76.9 million, compared with $55.0 million in the prior year quarter.

The Company ended the quarter with unrestricted cash and investments of $263.8 million, after the impact of stock repurchases for the year of $89.7 million and the purchase of First Health Services for $115.4 million.  Cash flow from operations for 2009 was $218.6 million compared with $268.3 million for the prior year.

See the attached tables detailing the Company’s operating results, including results by segment.

René Lerer, M.D., chairman and CEO, said, “Magellan achieved significant success in 2009, driven by strong financial and operational performance across all segments, noteworthy new customer sales, and continued execution on our capital deployment and diversification strategy.  I am very pleased with these results and the solid foundation we have established for the future.”

Company highlights in 2009 included further diversification through the acquisition of First Health Services, which strengthened the Company’s Medicaid capabilities, and the launch of innovative specialty health care products, including oncology management and cardiac management.  Magellan also entered into several new customer contracts, most notably the agreement with WellCare Health Plans to manage behavioral health services for all WellCare markets in the continental United States.  Additionally, the Company secured multiple contract extensions in its public behavioral health sector.

Magellan’s 2009 results also illustrated the success of its diversification strategy, with approximately 30 percent of segment profit generated from the radiology, specialty pharmacy, and Medicaid administration business lines.

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“Our strategic focus on customer retention, business growth, and clinical care management has continued to yield results across all of our lines of business,” said Karen S. Rohan, president.  “Additionally, we continue to build upon our strong foundation of clinical excellence and invest in product innovation to ensure quality outcomes for our customers and their members.”

Jonathan N. Rubin, chief financial officer, said, “Our financial results for 2009 reflect the strong performance of all of our businesses.  We ended the year with approximately $264 million of unrestricted cash and investments and no debt.  Our financial strength and consistent cash flow affords us the flexibility to deploy capital to fund growth initiatives, pursue acquisition opportunities, and return capital to our shareholders.”

Outlook

Management confirmed its guidance for 2010, stating that the Company expects to generate net revenue in the range of $3.0 billion to $3.2 billion, net income in the range of $95.5 million to $115.0 million, and segment profit in the range of $235 million to $255 million.  These results are expected to yield earnings per share in the range of $2.73 to $3.29 on a diluted basis.

“As our customers grapple with rising economic pressures, increasing diagnostic and treatment complexities, and the challenges associated with the management of specialty health care services, many of them are more receptive to innovative, outsourced solutions,” Lerer said.  “Over the past several months, we have met with a number of health plans and state governments who are looking to Magellan for support in addressing their specialty health care management needs.  With our comprehensive, multi-specialty solutions, we are uniquely positioned to respond to this market opportunity.”

Earnings Results Conference Call

Management will host a conference call at 9:00 a.m. Eastern time on Friday, February 26. To participate in the conference call, interested parties should call 1-888-566-8408 and reference the passcode Fourth Quarter 2009 Earnings Call approximately 15 minutes before the start of the call.

The conference call also will be available via a live Webcast at Magellan’s investor relations page at www.MagellanHealth.com.

A taped replay of the conference call will be available for one week following the call. Interested parties should call 888-562-2771 or 402-998-1438 (from outside the U.S.).

About Magellan:  Headquartered in Avon, Conn., Magellan Health Services, Inc. (Nasdaq: MGLN) is a leading specialty health care management organization. Its customers include health plans, corporations and government agencies.

Cautionary Statement:  This release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 and the Securities Act of 1933, as amended, that involve a number of risks and uncertainties. All statements, other than statements of historical information provided herein, may be deemed to be forward-looking statements including, without limitation, statements regarding estimates of 2010 net revenue, net income, segment profit, and earnings per share. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, the possible election of certain of the Company’s customers to manage the health care services of their members directly; changes in rates paid to and/or by the Company by customers and/or providers; higher utilization of health care services by the Company’s risk members; delays, higher costs or inability to implement new business or other Company initiatives; the impact of changes in the contracting model for Medicaid contracts; termination or non-renewal of customer contracts; the impact of new or amended laws or regulations;

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governmental inquiries; litigation; competition; operational issues; health care reform; and general business conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, to be filed with the Securities and Exchange Commission today and posted on the Company’s Web site. Readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this release. Segment profit information referred to herein may be considered a non-GAAP financial measure.  Further information regarding this measure, including the reasons management considers this information useful to investors, will be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

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MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2009 (1)	2008	2009 (1)
	(unaudited)	(unaudited)

Net revenue	$661,784	$718,909	$2,625,394	$2,641,814

Cost and expenses:
Cost of care	461,794	455,540	1,830,542	1,765,313
Cost of goods sold	46,838	51,839	181,356	203,336
Direct service costs and other operating expenses (2)	104,517	137,678	426,627	465,710
Depreciation and amortization	15,827	13,555	60,810	47,268
Interest expense	22	690	2,846	2,424
Interest income	(3,694)	(985)	(17,030)	(6,245)
	625,304	658,317	2,485,151	2,477,806

Income from continuing operations before income taxes	36,480	60,592	140,243	164,008
Provision for income taxes	12,896	16,867	54,038	57,337
Net income	23,584	43,725	86,205	106,671
Other comprehensive income (loss)	2,013	110	147	(58)
Comprehensive income	$25,597	$43,835	$86,352	$106,613

Weighted average number of common shares outstanding — basic	38,464	34,717	39,607	35,248
Weighted average number of common shares outstanding — diluted	38,631	34,972	39,999	35,416

Net income per common share — basic	$0.61	$1.26	$2.18	$3.03
Net income per common share — diluted	$0.61	$1.25	$2.16	$3.01

(1)          For a more detailed discussion of Magellan’s results for the period ended December 31, 2009, refer to the Company’s Annual Report on Form 10-K which will be filed with the SEC on February 26, 2010, and the live broadcast or taped replay of the Company’s earnings conference call on February 26, 2010, which will be available at www.MagellanHealth.com.

(2)          Includes stock compensation expense of $6,414 and $3,058 for the three months ended December 31, 2008 and 2009, respectively, and $32,763 and $19,782 for the years ended December 31, 2008 and 2009, respectively.

MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2008	2009

Cash flows from operating activities:
Net income	$86,205	$106,671

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	60,810	47,268
Non-cash interest expense	1,423	899
Non-cash stock compensation expense	32,763	19,782
Non-cash income tax expense	42,241	30,033
Cash flows from changes in assets and liabilities, net of effects from acquisitions of businesses:
Restricted cash	60,368	32,736
Accounts receivable, net	(15,720)	(3,328)
Other assets	(9,290)	(8,936)
Accounts payable and accrued liabilities	11,519	(2,908)
Medical claims payable and other medical liabilities	(426)	(7,495)
Other	(1,589)	3,851
Net cash provided by operating activities	268,304	218,573

Cash flows from investing activities:
Capital expenditures	(36,314)	(33,220)
Acquisitions and investments in businesses, net of cash acquired	(25,425)	(115,438)
Purchase of investments	(404,420)	(299,357)
Maturity of investments	228,392	298,556
Net cash used in investing activities	(237,767)	(149,459)

Cash flows from financing activities:
Payments on long-term debt and capital lease obligations	(13,981)	(3)
Payments to acquire treasury stock	(136,153)	(89,667)
Proceeds from exercise of stock options and warrants	12,896	2,580
Tax benefit from exercise of stock options and vesting of stock awards	7,549	2,917
Other	(1,395)	(259)
Net cash used in financing activities	(131,084)	(84,432)
Net decrease in cash and cash equivalents	(100,547)	(15,318)
Cash and cash equivalents at beginning of period	312,372	211,825
Cash and cash equivalents at end of period	$211,825	$196,507

MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except membership amounts in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2009	2008	2009
	(unaudited)	(unaudited)
Net revenue
- Commercial	$162,844	$169,136	$649,636	$650,139
- Public Sector	367,115	361,052	1,451,923	1,362,420
- Radiology Benefits Management	71,446	82,848	295,336	305,251
- Specialty Pharmaceutical Management	60,379	67,426	228,499	259,745
- Medicaid Administration	—	38,447	—	64,259
Total net revenue	661,784	718,909	2,625,394	2,641,814

Cost of care
- Commercial	92,192	86,602	344,761	351,270
- Public Sector	314,942	312,302	1,278,316	1,208,451
- Radiology Benefits Management	54,660	56,636	207,465	205,592
Total cost of care	461,794	455,540	1,830,542	1,765,313

Cost of goods sold - Specialty Pharmaceutical Management	46,838	51,839	181,356	203,336

Direct service costs and other operating expenses
- Commercial	41,306	37,904	154,894	152,280
- Public Sector	17,779	17,189	68,914	67,835
- Radiology Benefits Management	13,074	13,345	54,482	51,732
- Specialty Pharmaceutical Management	6,859	6,121	25,623	24,901
- Medicaid Administration	—	32,736	—	54,874
- Corporate & Other	25,499	30,383	122,714	114,088
Total direct services costs and other operating expenses	104,517	137,678	426,627	465,710

Stock compensation expense (1)
- Commercial	(271)	(222)	(1,368)	(953)
- Public Sector	(241)	(134)	(839)	(690)
- Radiology Benefits Management	(376)	(314)	(1,472)	(1,260)
- Specialty Pharmaceutical Management	(2,522)	(736)	(8,967)	(5,383)
- Medicaid Administration	—	331	—	(27)
- Corporate & Other	(3,004)	(1,983)	(20,117)	(11,469)
Total stock compensation expense	(6,414)	(3,058)	(32,763)	(19,782)

Segment profit (loss)
- Commercial	29,617	44,852	151,349	147,542
- Public Sector	34,635	31,695	105,532	86,824
- Radiology Benefits Management	4,088	13,181	34,861	49,187
- Specialty Pharmaceutical Management	9,204	10,202	30,487	36,891
- Medicaid Administration	—	5,380	—	9,412
- Corporate & Other	(22,495)	(28,400)	(102,597)	(102,619)
Total segment profit	$55,049	$76,910	$219,632	$227,237

Reconciliation of segment profit to income from continuing operations before income taxes:
Segment profit	$55,049	$76,910	$219,632	$227,237
Stock compensation expense	(6,414)	(3,058)	(32,763)	(19,782)
Depreciation and amortization	(15,827)	(13,555)	(60,810)	(47,268)
Interest expense	(22)	(690)	(2,846)	(2,424)
Interest income	3,694	985	17,030	6,245
Income from continuing operations before income taxes	$36,480	$60,592	$140,243	$164,008

Membership
- Commercial				38.0
- Public Sector				1.9
- Radiology Benefits Management				17.5
Total membership				57.4

(1)          Stock compensation expense is included in direct service costs and other operating expenses; however, this amount is excluded from the computation of segment profit since it is managed on a consolidated basis.